SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2003

EXCHANGE BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	033-54566	34-1721453
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

237 Main Street, Luckey, Ohio	43443
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (419) 833-3401

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On October 8, 2003 the Registrant issued the attached press release announcing that Executive Vice President & Senior Loan Officer of The Exchange Bank, Rod H. Gallagher, has resigned his position effective December 31, 2003.  A search effort has begun for qualified persons to assume the duties of President & CEO along with the search for a new Senior Loan Officer for The Exchange Bank.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not required.
(b)	Proforma financial information.
Not required.
(c)	Exhibits

Exhibit No.	Description
99.1	Press Release dated October 8, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                                                               EXCHANGE BANCSHARES, INC.

Date:  October 8, 2003

By:	/s/ Jeffery A. Robb
Jeffery A. Robb President and CEO

Exhibit 99.1

FOR IMMEDIATE RELEASE:

10-8-03

Pending Management Changes at

The Exchange Bank

Luckey, Ohio

Jeffery A. Robb., Sr., CPA, President & CEO of Exchange Bancshares, Inc., Luckey, Ohio announced today that Rod H. Gallagher, Executive Vice President & Senior Loan Officer of The Exchange Bank has resigned his position effective December 31, 2003.  Mr. Gallagher will continue in his present position to provide for continuity of management until his successor is chosen by the Board Of Directors.  Mr. Gallagher joined The Exchange Bank last December, 2002 under a one year contract and was formerly the President & CEO of The First National Bank of McConnellsville, Ohio.

Mr. Robb indicated that both he and Mr. Gallagher have been a transition team under a Phase I bank improvement program structured to improve asset quality and operational efficiency at The Exchange Bank.  Mr. Robb states  the Phase I program has been completed ahead of schedule and it is now time for Phase II to begin which includes the hiring of a new senior management team for The Exchange Bank.  A search effort has begun to seek out and employ qualified persons to assume the duties of President & CEO along with the search for a new Senior Loan Officer for The Exchange Bank.  Mr. Robb expects the new senior management team will be in place prior to the end of the year.

Mr. Robb stated that third quarter financial results for Exchange Bancshares, Inc. will be available very soon.  Exchange Bancshares, Inc. is a one bank holding company and owns and operates The Exchange Bank as its only affiliate.  The Exchange Bank maintains total assets of approximately $105 million and operates five full service branches around the Toledo, Ohio market area.  Their branch offices are located in Luckey, Holland, Sylvania, Walbridge and Perrysburg.

The Exchange Bank is insured by the Federal Deposit Insurance Corporation and is subject to regulation by the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions.  Exchange Bancshares, Inc. stock is listed on the NASDAQ bulletin board under symbol EBLO.OB and its web site is at www.theexchangebank.com